Collective Brands' Stockholders Pass Proposals at Corporation's Annual Meeting

TOPEKA, KS -- (Marketwire - May 27, 2010) - Stockholders of Collective Brands, Inc. (NYSE: PSS) today approved all of management's proposals at the Corporation's annual meeting.

Stockholders re-elected three directors to the Collective Brands Board of Directors and ratified the reappointment of Deloitte & Touche LLP as the corporation's independent registered public accountant for fiscal year 2010.

Daniel Boggan Jr., Retired Senior Vice President of the National Collegiate Athletic Association; Michael A. Weiss, President and Chief Executive Officer of Express LLC; and Robert C. Wheeler, Retired Chairman and Chief Executive Officer of Hill's Pet Nutrition, Inc. were re-elected to the Collective Brands Board of Directors at the meeting. These re-elected board members were each elected to a three-year term to expire at the annual meeting of stockholders in 2013.

Other board members whose terms continue are: Mylle H. Mangum, Chief Executive Officer of IBT Enterprises, LLC; John F. McGovern, Retired Executive Vice President and Chief Financial Officer of Georgia-Pacific Corporation; Robert F. Moran, President and Chief Executive Officer of PetSmart, Inc.; D. Scott Olivet, Executive Chairman of RED Digital Cinema and Chairman of Oakley, Inc.; Matthew A. Ouiment, President and Chief Operating Officer for Corinthian Colleges; and Matthew E. Rubel, Chairman, Chief Executive Officer and President of Collective Brands.

Also, Matthew E. Rubel has been re-elected as Chairman of the Board. Robert C. Wheeler has been elected as Lead Director. The Chairman of the Board and Lead Director are elected annually at the Board meeting immediately following the annual meeting of stockholders.

About Collective Brands, Inc.

Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company for Payless ShoeSource, Collective Brands Performance + Lifestyle Group, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. The Collective Brands Performance + Lifestyle Group markets lifestyle and performance branded footwear for children and adults sold primarily through wholesale and retail under well-known brand names including Stride Rite, Saucony, Sperry Top-Sider, Keds, and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

Contact:
James Grant
(785) 559-5321